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                                                                    Exhibit 7(x)

                            Form of LETTER AGREEMENT

May 1, 2004

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Aspen Series (the "Trust") has changed the name of Risk-Managed Large Cap Core Portfolio to Risk-Managed Core Portfolio (the "Portfolio") effective May 1, 2004. The Trust requests confirmation that all references to "Risk-Managed Large Cap Core Portfolio" in the Custodian Contract dated September 13, 1993, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Risk-Managed Core Portfolio," and that State Street will continue to act as custodian for the Portfolio under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES

By: ___________________________________
    Kelley Abbott Howes
    Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By: ___________________________________

Agreed to this ____ day of ___________, 2004.

cc: Bonnie M. Howe
    Kelley Abbott Howes